Exhibit 10-7

December 6, 2007

Century Resorts Alberta Inc.
1263 A Lake Plaza Drive
Colorado Springs, Colorado
80906

Attn: Mr. Larry Hannappel

Dear Sirs:

Re:  Century Resorts Alberta Inc.

At the request of the Borrower Century Resorts Alberta Inc., and the Guarantors, the Bank has authorized the following fixed interest rates, if available, for the term selected. At the time of this writing our fixed rate structure is as follows, however, it is subject to fluctuation up to and including the date of draw down:

TERM                        INTEREST RATE                 INITIAL CHOICE OF TERM
1 Year                                  6.70%                                                  ☐
2 Years                                6.75%                                                  ☐
3 Years                                7.05%                                                  ☐
4 Years                                6.90%                                                  ☐
5 Years                                7.00%                                                  ☑

Unless otherwise specified, all interest shall be payable without demand on the dates specified by the Bank and shall be calculated daily, compounded monthly. Overdue interest shall bear interest at the same rate.

Security to be provided:

Schedule “A” of the Original Agreement shall be amended by adding the following:

24.0  Demand Fixed Rate Promissory Note.

This confirmation does not amend any terms and conditions contained in the Original Commitment Letter dated August 3, 2005, Amendment Commitment Letter dated July 5, 2007, and Amendment Commitment Letter dated August 29, 2007. The credit facilities outlined therein continue to be governed by the provisions of the Original Commitment Letter and Amendments.

Kindly execute and return the enclosed copy of this letter by no later than December 14, 2007.

Yours truly,

CANADIAN WESTERN BANK

/s/ Robert Ovics                                                              /s/ Wayne Dosman
Robert Ovics                                                                   Wayne Dosman
AVP, Commercial Banking                                            AVP & Branch Manager

Agreed to and accepted this 11th day of December, 2007.

BORROWER: Century Resorts Alberta Inc.

Signed  /s/ Dwayne Kalke

Signed /s/ Geoff Smith

GUARANTORS:

We acknowledge receiving advice of the Agreement/Amendment described above and agree our guarantee is binding even if the Bank changes or waives compliance with the terms of the Agreements.

1214741 Alberta Ltd.

Signed  /s/ Dwayne Kalke

Signed /s/ Geoff Smith

CANADIAN WESTERN BANK

PROMISSORY NOTE – EQUAL OR VARIABLE PAYMENTS
(Fixed Rate Note)

OFFICE:  South Edmonton Common
DATE:     20 December 2007

For value received the undersigned, jointly and severally if more than one, promise(s) to pay to the order of CANADIAN WESTERN BANK at the above office of the Bank:

The principal sum of ($19,903,845.00), Nineteen Million Nine Hundred Three Thousand Eight Hundred Forty-five   00/100 Dollars (hereinafter called the “Principal Amount”) with interest, all as set out below.

Repayment shall be as follows:

THE PRINCIPAL AMOUNT with interest thereon at the rate of 7.00 per cent per annum (both before and after maturity, default, and judgment) until paid calculated daily and compounded and payable monthly by installments comprising principal and Interest of:

No. of payments:   60
Amount of Each Payment: 231,138.00
Payment Dates: 31 January 2008 to 31 December 2012

Until the 31 day of December, 2012 (the “Maturity Date”) on which date the balance of the Principal Amount outstanding and all unpaid interest shall become due and payable.

Each installment will be applied first to payment of interest and secondly, in reduction of the Principal Amount. In the event that there is a failure to pay any amount of Principal or interest in respect of this promissory note the whole of the Principal Amount then outstanding and all accrued interest thereon, shall forthwith become due and payable, at the option of the Bank. Overdue interest shall accrue interest at the rate noted above.

The undersigned waives presentation, protest and notice of dishonor and acknowledges that the debt evidenced by this Note constitutes all or a portion of the indebtedness of the undersigned to CANADIAN WESTERN BANK and secured by a General Security Agreement dated 23 September 2005.

CENTURY RESORTS ALBERTA INC.

Per:  /s/ Larry Hannappel

CENTURY RESORTS ALBERTA, INC.

September 16, 2005

Canadian Western Bank
2142 - 99 Street
Edmonton, Alberta
T6N 1L2
Attention: Wayne C. Dosman

RE: Century Resorts Alberta Inc. (the “Borrower”)  loan from Canadian Western Bank (the “Bank”) commitment letter dated August 3, 2005 (the “Commitment Letter”)

We refer to the Commitment Letter and in particular the various conditions to funding of the credit facilities thereunder. As discussed with you, we need some comfort from the Bank as to which conditions remain outstanding and the status of those outstanding conditions. Our understanding is that only the following remain outstanding:

1.     Schedule A to the Commitment Letter- the execution, delivery and registration (where required) of the security listed in Schedule A is outstanding, except that:

    (a) the guarantee of 746306 Alberta Ltd. in item 6 is not required;
    (b) the assignment of the casino license is not required and in lieu a letter from AGLC confirming the non-assignability of the license has been obtained and provided to the Bank’s counsel;
    (c) item 12 has already been obtained by the Bank;
    (d) item 13(i) has already been obtained by the Bank except that an updated real property report with municipal compliance will be required when the construction has been completed;
            (e) items (ii) and (iv) have been obtained by the Bank; and
    (f) item 13(vi) is not required.

2.     Schedule C item 5 is the preliminary budget which has been delivered to the Bank and is being reviewed by the Bank’s cost consultant.

3.     Schedule C item 6 final cost budget is to be provided.

4.     Schedule C item 7 - this is an ongoing requirement during construction and therefore not a pre-funding condition.

5.     Schedule C item 8 - this is outstanding, but it will be satisfied if:

    (a) The Borrower enters into the construction contract(s) with Chandos Construction Ltd. or another reputable general contractor in the Edmonton area;
    (b) The form of those construction contract(s) is the CCDC-2 stipulated price contract with such non-material amendments to that form as the parties agree; and
    (c) The scope of work in such contract(s) is not materially different from the scope of construction work that we have provided to the Bank.

6.     Schedule C item 10 - this is outstanding and will be satisfied prior to the first drawdown.

7.     Schedule C item 11 - the demolition permit and the parkade construction building permit  have been provided to the Bank and are acceptable, but the major hotel and casino renovation building permit remains outstanding and we expect to provide it soon.

Please confirm that subject to finalizing the above outstanding items, the loan commitment in the Commitment Letter is binding on the Bank, by signing below where indicated and faxing this letter back to us at (586) 816-1642. Thanks for your attention to this and we look forward to completing the financing arrangements with you.

Yours truly,

CENTURY RESORTS ALBERTA INC.

Per:

/s/ Larry Hannappel
Secretary and Treasurer

Agreed to this 23rd day of September, 2005.

CANADIAN WESTERN BANK

Per:

/s/ Wayne C. Dosman

August 3, 2005

Century Resorts Alberta Inc.
157 E. Warren Avenue,
Cripple Creek, Colorado
80813

Attention: Mr. Larry Hannappel

Dear Sir:

On the basis of the financial statements and other information provided by Century Resorts Alberta Inc. (“CRA”), in connection with this request for financing, Canadian Western Bank (the “Bank”) has authorized the following loans subject to the terms and conditions outlined in this Commitment Letter (the “Agreement”).

1.  BORROWER:

Century Resorts Alberta Inc. ( “CRA”) carrying on business and registered in the Province of Alberta.

2.  LOAN AMOUNT:

2.1.  Loan Facility 1: Non Revolving Demand Interim Construction Loan up to $20,000,000.00*.

    Loan Facility 2: Non Revolving Long Term Take Out Commercial Mortgage - up to $20,000,000.00*.

    Loan Facility 3 & 4: Letters of Credit - Loan 3 - $71,155.00*; Loan 4 - $25,000.00*.

*Maximum aggregate drawn loans outstanding at any one time can not exceed $20,000,000.00

3. PURPOSE OF LOAN:

Amounts advanced by the Bank are to be used by CRA as follows:

3.1   Loan Facility 1: To provide interim construction financing for the development of the Celebrations Casino and Hotel at 13103 Fort Road, Edmonton Alberta (“Celebrations Casino”). The program can be summarized as follows:
South Edmonton Common
2142 - 99 Street, Edmonton, Alberta, T6N 1L2

PROGRAM COSTS		FINANCING
Land Value Soft Costs Construction Costs Casino FF&E Bankroll, pre-op, W/C	$ 2,319,000.00 $ 3,778,585.00 $19,016,522.00 $ 2,855,018.00 $ 3,294,685.00	CRA Equity Requirement: CWB loans: Real Estate Construction/Term Loan	$11,263,810.00 $20,000,000.00
Total Costs	$31,263,810.00	Total Financing	$31,263,810.00

No material change may be made in the program without the prior written consent of the Bank.

If it becomes evident, as the program progresses, that the cost will be greater than the above figures, the Bank may, at its sole discretion, withhold further disbursements of the Loan until the amount of the overrun has been provided by CRA or otherwise arranged on a basis acceptable to the Bank. In the event that the cost exceeds, or CRA becomes aware that it will exceed, the above figures, CRA shall immediately notify and provide particulars to the Bank. If the actual cost should be less than the above figures, the Bank may, at its sole discretion, reduce the amount of the Loan accordingly.

3.2   Loan Facility 2: To provide long term commercial mortgage financing to take out the interim construction loan upon completion of the Celebrations Casino.

3.3   Loan Facilities 3 & 4: To provide Letters of Credit to third parties as performance guarantees under servicing and development agreements entered into to develop the casino. The outstanding letters of credit are to be included in the outstanding loan amounts of loan 1 or loan 2 so that the outstanding aggregate loan amount at any time will not exceed $20,000,000.

4.  INTEREST RATE:

Loans shall bear interest while outstanding before and after maturity and default at the following rates:

4.1   Loan Facility 1: Interest to float at a rate of 1.25% per annum above the Bank’s Prime Lending Rate (“Prime”). As of the date of this Agreement, Prime is 4.25%.

4.2   Loan Facility 2: The interest rate payable shall be a fixed annual rate at the Banks Commercial Prime Fixed Rates, calculated and compounded monthly, not in advance which, subject to availability for the term selected, shall be fixed for terms of 1 to 5 years at CRA’s option. The following loan rates are cased on the existing Prime Fixed Rates at the time of writing and are provided for reference purposes only and are subject to fluctuations up to and including the date of drawdown.

TERM               LOAN RATE        INITIAL CHOICE OF TERM

1 Year                     5.55%
2 Years                   5.70%
3 Years                   5.90%
4 Years                   6.00%
5 Years                   6.20%

5.  ADVANCES:

5.1   Loan facility 1: shall be advanced in monthly progress draws of no less than $50,000.00 subject to satisfaction of Conditions Precedent as set forth in Schedule “C” herein attached.

5.2   Loan facility 2: Shall be advanced on a lump sum basis following satisfaction of the take out financing conditions as set forth in Schedule “C” herein attached.

6.  TERM AND LOAN MATURITY DATE:

6.1   Loan facility 1: The interim construction loan shall be for a term not to exceed 18 months however the loan shall be repaid from the proceeds of loan facility 2 within 60 days of completion as evidenced by expiry of the substantial completion certificate, the architect shall have certified the construction of the Celebrations Casinos as complete and the occupancy certificate and Casino License shall have been issued.
b

6.2   Loan facility 2: CRA shall select a term, upon advance of this loan facility, of one to five years, at CRAs preference.

6.3  With respect to loan facility 2, if CRA does not repay the Loan in full by the Loan Maturity Date then CRA shall be deemed to have elected to extend the term of the Loan to the earlier of one year, or the date payment is demanded following the occurrence of an event of default, at the Banks sole and absolute discretion. The Bank may provide this extension at its discretion in the event the Loan is not repaid by the original Loan Maturity Date and the loan is in compliance of all terms and conditions.

These loans are repayable in full the earlier of the Loan Maturity Date or the date payment is demanded as a result of default by CRA unless otherwise extended by the Bank.

7.  REPAYMENT AND AMORTIZATION:

7.1   Loan Facility 1: CRA shall make monthly payments of interest only due and payable on the first day of each month.
b

7.2   Loan Facility 2: An interest adjustment shall be payable for the period from the date of advance to the first day of the month following the date of advance and shall be deducted from the amount of the advance. Thereafter, so long as the loan is not in default, CRA shall make monthly blended payments of principal and interest each in an amount sufficient to amortize the loan, at the interest rate, over a ten (10) year period, payable the first day of each month.

8.  PREPAYMENT:

8.1   Loan facilities 1. - This loan facility shall be open for prepayment without bonus or penalty.

8.2   Loan facility 2. - Upon fixing the rate of interest, no prepayment of principal shall be allowed except once during each calendar year CRA may elect to prepay up to 10% of the original principal amount without penalty or bonus.

9.  CENTURY RESORTS ALBERTA INC. EQUITY:
Total authorized construction equity of at least $11,263,810 shall be maintained in the Project at all times until repayment in full of the Loan.

10.  SECURITY AND SUPPORTING DOCUMENTS:
The attached Schedule “A” forms part of this Agreement.

11.  INSURANCE:

The attached Schedule “B” forms part of this Agreement.

11.1   Assignment of all risk (including earthquake, flood and collapse), fire and theft replacement cost insurance satisfactory to the Bank covering all machinery, equipment, fixtures and building which shall contain the Standard Mortgage Clause approved by the Insurance Bureau of Canada. The policy shall contain comprehensive general Public Liability coverage of not less than $10,000,000.00 and Satisfactory Business Interruption Insurance.

11.2   A copy of the Bank’s detailed insurance requirements is attached as Schedule “B-1” to this Agreement. The Bank's approved risk management firm shall review and approve all required insurance, including any changes made during the term of the loan, at the cost of CRA.

12.  CONDITIONS PRECEDENT TO DRAWDOWN:

The attached Schedule “C” forms part of this Agreement.

13.  GENERAL CONDITIONS/EVENTS OF DEFAULT:

The attached Schedule “D” forms part of this Agreement.

14.  REPORTING REQUIREMENTS:
The attached Schedule “E” forms part of this Agreement.

15.  STANDARD LOAN TERMS & DEFINITIONS:

The attached Schedule “F” forms part of this Agreement.

16.  FEES:

16.1   CRA shall pay an non-refundable commitment fee of $50,000.00 along with the acceptance of this commitment letter. The commitment fee is consideration to the Bank for the issuing of this Agreement. On acceptance of this Agreement by the Borrower, the entire fee shall be deemed to have been fully earned and shall not be refundable.

16.2   Upon the first advance of Loan 1, an additional commitment fee of $150,000.00 shall be due, and payable. The fee shall be deemed to have been fully earned and shall not be refundable.

16.3   Letter of Credit fees - The Borrower shall pay a fee of 1% of the amount issued for issuance or annual renewals of any letters of credit.

16.4   Upon drawing down the long term commercial mortgage, the Borrower shall pay an annual review fee of $5,000.00 per year commencing on the first anniversary date of draw down of the long term commercial mortgage.
17.  COSTS:

The cost of all appraisals and environmental reports, the legal costs of the Bank on a solicitor-client basis, costs of the Bank’s insurance consultant and all other reasonable out-of-pocket expenses incurred in the approval and making of the Loan and the preparation, execution, delivery and registration of the Security and Supporting Documents (including the cost of delivering copies of any documents required by law to be given to CRA or any other party) or in the collection of any amount owing under the terms of the Loan shall be for the account of CRA and may be debited to advances to be made under the terms of the Loan. Until paid, all such costs and expenses shall bear interest at the rate described in Section 3 of this Agreement.

18.  ASSIGNMENT BY CRA:

CRA shall not assign or encumber its rights and obligations under the Loan, this Agreement or the whole or any part of any advance to be made hereunder, without the prior written consent of the Bank.

19.  BANK’S COUNSEL:

Legal work and documentation to be performed at CRA’s expense through the Bank’s counsel:

Shtabsky & Tussman LLP
Attention: Gary Yasinski
#1400, 10025 102 A Avenue
Edmonton, Alberta
T5J 2Z2.

Tel. - (780) 917 8305

20.  MATERIAL CHANGE:

Acceptance of this Agreement by CRA provides full and sufficient acknowledgement that if, in the opinion of the Bank, any material adverse change in risk occurs, including without limiting the generality of the foregoing, any material adverse change in the financial condition of CRA, any obligation by the Bank to advance all or any portion of the loan may be withdrawn or cancelled at the sole discretion of the Bank, acting in a commercially reasonable manner.

21.  NON-MERGER:

The terms and conditions set out herein shall not be superseded by nor merge in and shall survive the execution, delivery and/or registration of any instruments of security or evidences of indebtedness granted by CRA hereafter, and the advancement of any funds by the Bank. In the event of a conflict between the security documents and the terms of this letter, the terms of the security documents shall govern.

ACCEPTANCE:

To become effective, this Agreement must be accepted in writing by CRA .

If you are in agreement with the above terms and conditions (which includes by reference, all of those terms and conditions set forth in all of the attached Schedules), please sign and return the enclosed copy of this letter together with your cheque for $50,000.00, representing the commitment fee. This Agreement will expire if not accepted by August 10, 2005.

The foregoing Agreement is offered in good faith and is to be held in strict confidence.

Yours truly,
CANADIAN WESTERN BANK

/s/ Wayne C. Dosman                                             /s/ Ken Arndt
Wayne C. Dosman                                                   Ken Arndt
Assistant Vice President                                        Assistant Vice President
& Branch Manager                                                  Commercial Banking

ACKNOWLEDGEMENT:

CRA certifies that all information provided to the Bank is true and hereby accept the terms and conditions set forth in the above Agreement (including all Schedules attached thereto).

CRA:

Century Resorts Alberta Inc.

/s/ Larry Hannappel
Larry Hannappel, Secretary
Accepted: August 4, 2005
                   Date

GUARANTORS

We acknowledge receiving advice of the Agreement described above and agree our guarantee is binding even if the Bank changes or waives compliance with the terms of this Agreement.

Century Casinos, Inc.

/s/ Peter Hoetzinger
Peter Hoetzinger, Vice Chairman and Co CEO
Accepted: August 4, 2005
                   Date

SCHEDULE “A” - TERM LOANS/MORTGAGES

SECURITY

All security documentation described herein must be prepared, executed and registered, as required by the Bank, prior to drawdown of any funds. The types of security, supporting resolutions and agreements to be provided by CRA to the Bank will be in form and content satisfactory to the Bank and/or its solicitors, and without restricting the generality of the foregoing, will include:

1.	Promissory Notes as required;

2.
Demand Collateral First Mortgage Charge in the amount of $20,000,000.00 on real property described in Section 3 and owned by CRA. The mortgage document shall contain a “Due on Sale” clause, as well as a clause addressing the appointment of a Receiver Manager of the property in the event of default;

3.	General Security Agreement providing a first security interest in all fixed assets, accounts receivable, inventory and all present and after acquired property

4.	Assignment of Rents and Leases, registered on title;

5.	Unconditional and Unlimited Environmental Agreement and Indemnity (Form 1164) executed by CRA.

6.	A joint and several $20,000,000.00 corporate guarantee and postponement of claim from Century Casinos, Inc. and 746306 Alberta Ltd.

7.	Specific assignment of the Alberta Gaming and Liquor Commissions Casino License (if available).

8.	Hypothecation of the interest reserve account and the deposit account for the Pre-opening costs and working capital costs duly registered at the Alberta Personal Property Registration.

9.	Undertaking by CRA and the Guarantors to fund all cost overruns as they occur;

10.	An Assignment of Material Contracts including the general contractor and major subtrade contracts;

11.	Assignment of all risk Casualty and Liability insurance as set out under “Insurance”, of the Agreement;

12.	Letter of Credit Application and Agreements and Assignment of Bank Instruments registered at Personal Property Registry, as required.

13.	Such of the following supporting documents as may be required by the Bank’s solicitors:

(i)	satisfactory Real Property Report/Surveyor’s Certificate with respect to the mortgaged property previously described in Section 2;
(ii)	satisfactory Zoning or Building Memorandum, or Letter from applicable Zoning official (Compliance Certificate), from the applicable municipal authority;

(iii)	Tax Certificate showing all property taxes and charges paid or a holdback sufficient to pay taxes when due;
(iv)	standard form documents relating to authorization of the borrowing and operation of the loan account;

(v)	Statutory Declaration from CRA or the Officer or an officer of CRA as to residency, title, use of premises, actions or claims and such other matters as Canadian Western Bank’s counsel may advise;
(vi)	Loan Agreement;

(vii)	Opinion of counsel as to the events of default clauses included in this commitment letter adhere to United States of America’s laws, rules and regulations with respect to Century Casino’s, Inc.
(viii)	opinion of CRA’s counsel on the security and supporting documents and title to the Property.

14.
such additional security instruments, assurances and supporting documents (including legal opinion of CRA’s solicitor) as the Bank may deem necessary or advisable for the purpose of obtaining and perfecting the foregoing security.

CRA acknowledge and agrees to give the Bank other reasonable documents, assurances, information and covenants as the solicitors for the Bank may reasonably require with regard to the loan or the security documents to be given hereunder.

SCHEDULE “B” - TERM LOANS/MORTGAGES

INSURANCE

1.	All policies must show CRA as a named insured.

2.	All policies covering physical loss or damage (that is, property, builders risk and boiler and machinery insurance) must be on a full replacement cost basis and:

(a)	provide coverage for all risks of physical loss or damage, including earthquake, flood, sewer back-up and collapse;

(b)	include insurance on the foundation and all parts below ground level;

(c)	provide in case of destruction:

(i)	that reconstruction will not be limited to “on the same or an adjacent site”;

(ii)	coverage for increased costs of reconstruction through by-law and code changes and demolition and debris removal for damaged and undamaged property and resultant loss of income;

(d)	either contain a stated amount co-insurance clause or not be subject to co-insurance.

3.	The Bank is to be shown both as mortgagee and loss payee under all policies covering physical loss or damage. Loss is to be payable using this wording:

“CANADIAN WESTERN BANK, 2142 - 99 Street, Edmonton, Alberta T6N 1L2 as first mortgagee and loss payee.”

                                                                                                                 COVERAGE DURING CONSTRUCTION

1.	The property must be insured on an all builders risk a form providing coverage at least equivalent to the following:

(a)	coverage for 100% of total hard construction costs;

(b)	coverage for an amount in respect of soft costs that is acceptable to the Bank but which is in any event not less than 25% of total soft costs;

(c)	delayed income for a limit representing 100% of the anticipated annual revenue from the property (assuming full occupancy);

(d)	permission for partial or full occupancy.

2.
Contractor’s Liability Insurance for bodily injury and/or death and damage to property of others in an amount acceptable to the Bank but in any case not less than $5,000,000 for any one occurrence shall be in place and shall cover construction operations at the project site. CRA and Bank are to be shown as Additional Insured.

3.
Wrap-up Liability is required for projects with a construction cost greater than $10,000,000. The insurance shall have a limit of not less than $10,000,000 and shall cover CRA, all contractors, sub-contractors and suppliers.

4.	Evidence of Professional Liability Insurance maintained by the Project architects and engineers is required.

5.	Performance and Labour and Material Payment Bonds are required in an amount not less than 50% of the total contract price. The Bank is to be shown as a Dual Obligee.

SCHEDULE “B-1”
CANADIAN WESTERN BANK
INSURANCE REQUIREMENTS FOR REAL ESTATE LOANS

ALL POLICIES MUST BE REVIEWED AND APPROVED, BEFORE THE FIRST LOAN ADVANCE, BY THE BANK’S INSURANCE CONSULTANT:

INTECH RISK MANAGEMENT LTD.
480 University Avenue, 18th Floor
Toronto, Ontario M5G 1V2
Attention: Lisa Speirs

Telephone: (416) 348-9111
Facsimile: (416) 348-9121
email: Lspeirs@intechrisk.com

So that there is no delay in funding because of changes needed to insurance policies, please give a copy of this Schedule to your insurance broker and ask that the coverages described below be issued immediately and proof forwarded to Intech Risk Management Ltd. for review purposes.

GENERAL REQUIREMENTS

1.
These Insurance Requirements outline only the protection required for the Bank’s interests. CRA’s interests will be different than the Bank’s and CRA must obtain its own advice as to appropriate coverages and details.

2.
The forms, insurers, coverages, amounts, exclusions and deductibles are always subject to the Bank’s descretion, having regard to the nature, location, value and risks of the Project. Without restricting that discretion, the Bank may require coverages not specifically mentioned or required, such as but not limited to, terrorism and pollution insurance.

3.
Original policies and signatures on behalf of the insurer are required. The insurer(s), policy number(s) and policy term(s) must be shown on all insurance documentation. If actual policies are not available for the initial loan advance signed Binders or Certificates of Insurance will be accepted, provided the form and contents are satisfactory. NB: CS10-form, Acord Form 25 or their equivalents are not acceptable.

4.	All policies must show CRA as a named insured.

5.	All policies covering physical loss or damage (that is, property, builders risk and boiler and machinery insurance) must be on a full replacement cost basis and:

(a)	provide coverage for all risks of physical loss or damage, including earthquake, flood, sewer back-up and collapse;

(b)	include insurance on the foundation and all parts below ground level;

(c)	provide in case of destruction:

(i)	that reconstruction will not be limited to “on the same or an adjacent site”;

(ii)	coverage for increased costs of reconstruction through by-law and code changes and demolition and debris removal for damaged and undamaged property and resultant loss of income;

(d)	either contain a stated amount co-insurance clause or not be subject to co-insurance.

6.	The Bank is to be shown both as mortgagee and loss payee under all policies covering physical loss or damage. Loss is to be payable using this wording:

“CANADIAN WESTERN BANK, 2142 - 99 Street, Edmonton, Alberta T6N 1L2 as first mortgagee and loss payee.”
and a standard IAO mortgage clause must be part of the policy.

7.
The insurer may reserve the right to cancel the policy as permitted by statute but must agree that it will not terminate, make any adverse material change or otherwise alter the policy to the Bank’s prejudice except by registered letter giving 30 days notification to the Bank.

8.	The legal description of the property insured must be specified. Municipal address alone is not acceptable.

9.
Commercial General Liability Insurance for bodily injury and/or death and damage to property of others in an amount acceptable to the Bank but in any case not less than $5,000,000 for any one occurrence shall be in place for all loans. The Bank is to be shown as an Additional Insured under all Liability Insurance policies. At the option of the Bank, the policy shall include limited pollution liability (IBC 2313 or equivalent wording) to cover sudden and accidental pollutants and smoke from a hostile fire.

COVERAGE DURING CONSTRUCTION

1.	The property must be insured on an all risk builders risk a form providing coverage at least equivalent to the following:

(a)	coverage for 100% of total hard construction costs;

(b)	coverage for an amount in respect of soft costs that is acceptable to the Bank but which is in any event not less than 25% of total soft costs;

(c)	delayed income for a limit representing 100% of the anticipated annual revenue from the property (assuming full occupancy);

(d)	permission for partial or full occupancy.

2.
Contractor’s Liability Insurance for bodily injury and/or death and damage to property of others in an amount acceptable to the Bank but in any case not less than $2,000,000 for any one occurrence shall be in place and shall cover construction operations at the project site. CRA(s) and Bank are to be shown as Additional Insureds.

3.
Wrap-up Liability is required for projects with a construction cost greater than $10,000,000. The insurance shall have a limit of not less than $10,000,000 and shall cover CRA, all contractors, sub-contractors and suppliers.

4.	Evidence of Professional Liability Insurance maintained by the Project architects and engineers is required.

5.	Performance and Labour and Material Payment Bonds are required in an amount not less than 50% of the total contract price. The Bank is to be shown as a Dual Obligee.

ON COMPLETION OF PROJECT

1.	All Risk coverage equivalent to the IAO Commercial Building Form (CBF).

2.
Broad form boiler insurance for explosion, electrical and mechanical breakdown covering pressure vessels, air-conditioning equipment, miscellaneous electrical apparatus (and production machinery where applicable) and providing comprehensive coverage for repair and replacement and use and occupancy. A joint loss agreement must be provided if the insurer is different than the all risks insurer.

3.	Rental insurance coverage sufficient to cover 100% of the projected gross annual rents and, if on a net basis, the equivalent gross rentals, for a minimum period of one year.

SCHEDULE “C” - TERM LOANS/MORTGAGES
CONDITIONS PRECEDENT TO DRAWDOWN

The following conditions must be fulfilled prior to draw down of Loan Facility 1:

1.
The Bank shall be satisfied with the business assets and financial condition of CRA and all security documentation and supporting agreements and documents must be completed in a form satisfactory to the Bank and its solicitors, and must be executed and registered as appropriate, and the Bank shall have received a solicitor’s letter of opinion with respect to same;

2.	The Bank shall be provided with a transmittal letter from Colliers International indicating that their June 2005 appraisal of the subject property may be relied on for information purposes.

3.
CRA shall cause to be conducted environmental assessments, audit and other inspections with respect to the mortgaged property and the business of CRA and the obligation of the Bank to advance funds hereunder shall be subject to the Bank receiving reports prepared by a Bank approved Environmental Consultant, satisfactory to the Bank in its sole discretion and subject to the Bank being satisfied in its sole discretion that there are no environmental matters that are adverse to the value of the mortgage property or the business of CRA.

4.
It is the intention of this commitment letter to fund all certified budgeted development costs, over and above the equity requirement, as determined by the Banks cost consultant, providing the total certified development costs do not exceed the total authorized costs. CRAs equity requirement shall be free and clear of any financial charges. No secondary financing shall be permitted under this program without the express written consent of the Bank. The Bank acknowledges and agrees to the Century Casinos, Inc. securing a portion of their investment as a secondary charge against the subject property, subject to a satisfactory review of the terms and conditions of the charge, providing that the charge is fully postponed to the Bank debt.

5.	CRA shall provide to the Bank along with acceptance of this commitment letter a preliminary construction budget detailing all land, servicing, hard and soft construction costs.

6.
CRA shall provide to the Bank, prior to the initial advance of funds, a final cost budget, certified by the Banks Cost Consultant. Progress draws shall be accompanied by a Progress Claim approved by CRA and certified by the Banks Cost Consultant detailing the original budget, the present budget, the percent complete, the work in place, the costs to complete and the value of the amount being claimed. Prior to each advance each Property Titles shall be search at Alberta Land Titles to ensure that no liens have been registered on title. Such searches shall be conducted by the Bank but at the Borrowers Expense. Each progress claim shall be accompanied by a Statutory Declaration. Progress draws shall be for not less than $50,000 and shall be available no more than once a month. Requests for advance must be accompanied by invoices evidencing the costs being claimed. Progress draws shall be calculated on a cost to complete basis, i.e. sufficient loan amounts will at all times be available to complete the Celebrations Casino. Should at any time, it be determined that cost overruns have resulted in the remaining authorized loan amount being insufficient to complete the Celebrations Casino, CRA and guarantors shall, upon notice, invest sufficient equity to cover the cost overruns.

7.
CRA shall provide to the Bank a satisfactory final cost breakdown, certified by an acceptable construction cost consultant. The cost consultant is to be appointed by the Bank with all costs to CRA’s account.

8.
CRA shall have entered into fixed price contracts for all major components of construction. The sub-contracts are to be at least 50% bonded or satisfactory evidence of the financial ability of the contractors is to be provided. Any major change order in excess of $10,000 to these contracts will be subject to written approval by the Bank. Copies of all such Celebrations Casino contracts are to be provided to the Bank prior to the initial Advance of Funds

9.
CRA shall establish and maintain with the Bank an operating account for the Celebrations Casino, through which all cash flows generated by the Celebrations Casino shall be processed at terms and conditions reasonably competitive in Alberta.

10.
CRA is to deposit the $3,294,685 required for working capital and Pre-opening costs into a hypothecated deposit account at Canadian Western Bank prior to first draw of the construction loan. No more than twice per month, draws may be released based on a signed direction to pay by the Borrower detailing the original budget, the budget YTD, identifying the budgeted amount required and confirming sufficient draw amounts will at all times be available to complete the Pre-opening Costs and fund the start up working capital.

11.
CRA shall provide servicing plans and specifications, together with all the necessary building permits and development agreements required for the development and completion of the Celebrations Casino;

12.
The Bank shall be satisfied as to the zoning of the Celebrations Casino and the availability of all municipal and regulatory permits and approvals required for the operation of the Celebrations Casino.

13.
Any participation by way of equity, shareholders’ loan, or other cash injection required under the terms of this agreement must be in place. The Borrower shall provide to the Bank written confirmation as to the sources of funds being used to meet the proposed equity requirements.

14.
The Bank reserves the sole and absolute right to syndicate part or all of the loan facility contemplated herein, with various syndication partners with whom the Bank syndicates loans from time to time, on terms and conditions satisfactory to the Bank;

15.	The Bank will require two (2) full business days prior written notice of disbursement.

The following conditions must be fulfilled prior to draw down of Loan Facility 2:

1.
CRA is to have posted the substantial completion certificate and the builders lien period shall have expired, the architect shall have certified the Celebrations Casinos as complete and the occupancy certificate and Casino License shall have been issued.

2.	The proceeds of this loan advance will retire the outstanding construction advances of Loan Facility 1.

SCHEDULE “D” - TERM LOANS/MORTGAGES

GENERAL CONDITIONS

CRA agrees:

1.	no Event of Default has occurred and is continuing;

2.	the Loan Maturity Date has not occurred;

3.	the conditions of this Agreement and of all previous advances have been satisfied or waived;

4.
to maintain a “Cash Flow Coverage Ratio” of not less than 1.20 times, tested annually commencing based on the Borrowers audited annual accountant prepared financial statements. Cash Flow coverage ratio shall be defined as the Borrowers EBITDA less capital expenditures not funded by debt (current construction budget exempted), divided by the annual total fixed charge principal due in the next twelve months and the current years interest expense.

5.
no other loans may be secured against the Celebrations Casino, except the Subordinate Mortgages satisfactory to the Bank and, at CRA’s option, a mortgage to secure CRA’s Equity contributed by the Guarantor or other affiliate of CRA, provided such mortgage is fully subordinated to the Security and supporting documents in accordance with a Priority and Standstill Agreement;

6.	the Bank’s opinions, approvals and decisions are in its sole discretion and are not subject to judicial review as to their reasonableness;

7.	CRA shall remain the sole registered and beneficial owner of the Celebrations Casino until the Loan has been repaid in full, unless otherwise approved by the Bank;

8.
to maintain adequate insurance on the property and acknowledges that failure to do so will hereby authorize the Bank to purchase insurance to protect the Bank’s interest in the Celebrations Casino to the value of the outstanding loan/mortgage. CRA authorizes the Bank to add the cost of said insurance to the loan/mortgage balance.

EVENTS OF DEFAULT:

1.
The full amount of the indebtedness and liability of CRA then outstanding, together with accrued interest and any other charges then owing by CRA to the Bank shall, at the option of the Bank, forthwith be accelerated and be due and payable, and upon being declared to be due and payable, the securities shall immediately become enforceable and the Bank may proceed to realize and enforce the same upon the occurrence and during the continuance of any of the following events or circumstances (which events or circumstances are herein referred to as the “Events of Default”):

(a)
CRA or any Guarantor fails to make due, whether on demand or at a fixed payment date, by acceleration or otherwise any payment of interest, principal, fees, commissions or other amounts payable to the Bank;

(b)
there is a breach by CRA of any other term or condition contained in this Agreement or in any other agreement to which CRA and the Bank are parties and CRA has not corrected such breach within 30 days of notice having been provided to CRA;

(c)
any default occurs under the terms of any security to be provided in accordance with this Agreement or under any other credit, loan or security agreement to which CRA are party and CRA have not corrected such breach within 30 days of notice having been provided to CRA;

(d)
any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other analogous proceedings are instituted by or against CRA and, if instituted against CRA are allowed against or consented to by CRA or are not dismissed or stayed within 60 days after such institution;

(e)
a receiver is appointed over any property of CRA or any judgement or order or any process of any court becomes enforceable against CRA or any property or any creditor takes possession of any property of CRA;

(f)	any adverse change occurs in the financial condition of CRA or any Guarantor;

(g)	any adverse change occurs in the environmental condition of:
(i)	CRA, or

(iii)	any property, equipment, or business activities of CRA.

(h)
CRA acknowledges that failure by any Guarantor of this Agreement to comply with the disclosure requirements set out in Section 45 of the Business Corporations Act (BCA) of Alberta shall constitute a default of CRA pursuant to this Agreement.

MISCELLANEOUS CONDITIONS:

1.
The rights and remedies of the Bank pursuant to this Agreement and the securities taken pursuant hereto are cumulative and not alternative, and not in substitution for any other rights, remedies, or power of the Bank.

2.
Any failure or delay by the Bank to exercise, or exercise fully, its rights and remedies pursuant to this Agreement and the securities taken pursuant hereto shall not be construed as a waiver of such rights and remedies.

3.	In the absence of a formal Loan Agreement being entered into, this Agreement shall continue in full force and effect and shall not merge in any securities provided by CRA to the Bank.

4.	This Agreement and the security documentation to be provided by CRA pursuant hereto shall be construed in accordance with and governed by the laws of the Province of Alberta.

SCHEDULE “E” - TERM LOANS/MORTGAGES

REPORTING REQUIREMENTS

CRA agrees to provide the following information to the Bank:

1.
The annual audited financial statements of CRA prepared by a firm of qualified professional accountants (minimum standard - Review Engagement Report) within 90 days of CRA’s fiscal year-end, together with the annual Review Engagement Report financial statements of 746306 Alberta Ltd. and the 10K filing for Century Casinos, Inc..

2.	The annual budget/cash flow projections along with their annual financial statements.

3.	Monthly internally prepared interim financial statements with 25 days of each month end.

4.	Provide the Bank with written advice of any change in shareholders representing more than 5% of the outstanding shares of CRA or the guarantors.

5.	Annual confirmation that the current years property taxes have been paid by July 25th each year.

6.	Copy of the Alberta Gaming and Liquor Commission license, and annual renewal/licenses.

7.	Copies of any notices sent by AGLC of any changes, amendments, breaches, or defaults under the AGLC license.
8.
any further information, data, financial reports and records, accounting or banking statements, certificates, evidence of insurance and other assurances which the Bank may from time to time require in its sole discretion, acting reasonably.

SCHEDULE “F” - TERM LOANS/MORTGAGES

SCHEDULE - STANDARD LOAN TERMS

ARTICLE 1 - GENERAL

1.1.	Interest Rate. You will pay interest on each Loan at nominal rates per year at the rate specified in this Agreement.

1.2.
Floating rate of interest. Each floating rate of interest provided for under this Agreement will change automatically, without notice, whenever the Bank’s Prime Rate or the U.S. Base Rate, as the case may be, changes.

1.3.
Payment of interest. Interest is calculated on the daily balance of the Loan at the end of each day. Interest is due once a month, unless the Agreement states otherwise. Unless you have made other arrangements with us, we will automatically debit your Operating Account for interest amounts owing. If your Operating Account is in overdraft and you do not deposit to the account an amount equal to the monthly interest payment, the effect is that we will be charging interest on overdue interest (which is known as compounding). Unpaid interest continues to compound whether or not we have demanded payment from you or started a legal action, or get judgment, against you.

1.4.
Fees. You will pay the Bank’s fees for the Loans as outlined in the Agreement. You will also reimburse us for all reasonable fees (including legal fees on a solicitor and his own client basis) and out-of-pocket expenses incurred in registering any security, and in enforcing our rights under this Agreement or any security. We will automatically debit your Operating Account for fee amounts owing.

1.5.
Our rights re demand Loans. We believe that the banker-customer relationship is based on mutual trust and respect. It is important for us to know all the relevant information (whether good or bad) about your business. Canadian Western Bank is itself a business. Managing risks and monitoring our customers’ ability to repay is critical to us. We can only continue to lend when we feel that we are likely to be repaid. As a result, if you do something that jeopardizes that relationship, or if we no longer feel that you are likely to repay all amounts borrowed, we may have to act. We may decide to act, for example, because of something you have done, information we receive about your business, or changes to the economy that affect your business. Some of the actions that we may decide to take include requiring you to give us more financial information, negotiating a change in the interest rate or fees, or asking you to get further accounting assistance, put more cash into the business, provide more security, or produce a satisfactory business plan. It is important to us that your business succeeds. We may demand immediate repayment of any outstanding amounts under any demand Loan. We may also, at any time and for any cause, cancel the unused portion of any demand Loan.

1.6.	Payments. If any payment is due on a day other than a Business Day, then the payment is due on the next Business Day.

1.7.
Applying money received. If you have not made payments as required by this Agreement, or if you have failed to satisfy any term of this Agreement (or any other agreement you have that relates to this Agreement), or at any time before default but after we have given you appropriate notice, we may decide how to apply any money that we receive. This means that we may choose which Loan to apply the money against, or what mix of principal, interest, fees and overdue amounts within any Loan will be paid.

1.8.	Information requirements. We may from time to time reasonably require you to provide further information about your business. We may require information from you to be in a form acceptable to us.

1.9.
Insurance. You will keep all our business assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for property such as yours (plus for any other risks we may reasonably require). If we request, these policies will include a loss payee clause (and if you are giving us mortgage security, a Standard Mortgagee Clause). As further security, you assign all insurance proceeds to us. If we ask, you will give us either the policies themselves or adequate evidence of their existence. If your insurance coverage for any reason stops, we may (but do not have to) insure the property. We will automatically debit your Operating Account for this amount. In the event there are no funds on deposit, we may add the insurance cost to your Loan. Finally, you will notify us immediately of any loss or damage to the property.

1.10.
Environmental Matters. You will carry on your business, and maintain your assets and property, in accordance with all applicable environmental laws and regulations. If (a) there is any release, deposit, discharge or disposal of pollutants of any sort (collectively, a “Discharge”) in connection with either your business or your property, and we pay any fines or for any clean-up, or (b) we suffer any loss or damage as a result of any Discharge, you will reimburse the Bank, its directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result. If we ask, you will defend any lawsuits, investigations or prosecutions brought against the Bank or any of its directors, officers, employees and agents in connection with any Discharge. Your obligation to us under this section continues even after all Loans have been repaid and this Agreement has terminated.

1.11.
Consent to release information. We may from time to time give any loan or other information about you to, or receive such information from, (a) any financial institution, credit reporting agency, rating agency or credit bureau, (b) any person, firm or corporation with whom you may have or propose to have financial dealings, and (c) any person, firm or corporation in connection with any dealings you have or propose to have with us. You agree that we may use that information to establish and maintain your relationship with us and offer any services as permitted by law, including services and products offered by our subsidiaries when it is considered that this may be suitable to you.

1.12.
Proof of debt. This Agreement provides the proof, between the Bank and you, of the loans made available to you. There may be times when the type of loan you have requires you to sign additional documents. Throughout the time that we provide you loans under this Agreement, our loan accounting records will provide complete proof of all terms and conditions of your loan (such as principal loan balances, interest calculations, and payment dates).

1.13.
Renewals of this Agreement. This Agreement will remain in effect for your Loans for as long as they remain unchanged. If there are no changes to the Loans this Agreement will continue to apply, and you will not need to sign anything further. If there are any changes, we will provide you with either an amending agreement, or a new replacement Letter, for you to sign.

1.14.
Confidentiality. The terms of this Agreement are confidential between you and the Bank. You therefore agree not to disclose the contents of this Agreement to anyone except your professional advisors and where required by law.

1.15.	Pre-conditions. You may use the Loans granted to you under this Agreement only if:

(a)	we have received properly signed copies of all documentation that we may require in connection with the operation of your accounts and your ability to CRA and give security;

(b)	all the required security has been received and registered to our satisfaction;
(c)	any special provisions or conditions set forth in the Agreement have been complied with; and

(d)	if applicable, you have given us the required number of days notice for a drawing under a Loan.

1.16.	Notices. We may give you any notice in person or by telephone, or by letter that is sent either by fax or by mail.

1.17.	Non-Revolving Loans. The following terms apply to each Non-Revolving Loan:

(a)
Non-revolving Loans. Unless otherwise stated in the Agreement, any principal payment made permanently reduces the available Loan Amount. Any payment we receive is applied first to overdue interest, then to current interest owing, then to overdue principal, then to any fees and charges owing, and finally to current principal.

(b)	Floating Rate Non-Revolving Loans. Floating Rate Loans may have either (i) blended payments or (ii) payments of fixed principal amounts, plus interest as described below:

(i)
Blended payments. If you have a Floating Rate Loan that has blended payments, the amount of your monthly payment is fixed for the term of the loan, but the interest rate varies with changes in the Prime Rate or U.S. Base Rate (as the case may be). If the Prime Rate or U.S. Base Rate during any month is lower than what the rate was at the outset, you may end up paying off the loan before the scheduled end date. If, however, the Prime Rate or U.S. Base Rate is higher than what it was at the outset, the amount of principal that is paid off is reduced. As a result, you may end up still owing principal at the end of the term because of these changes in the Prime Rate or U.S. Base Rate. We will advise you from time to time of any changes in the blended payment necessary to maintain the original amortization period, should we chose to do so.

(ii)
Payments of fixed principal plus interest. If you have a Floating Rate Loan that has regular principal payments, plus interest, the principal payment amount of your Loan is due on the payment date specified in the Agreement. Although the principal payment amount is fixed, your interest payment will usually be different each month, for at least one and possibly more reasons, namely: the reducing principal balance of your loan, the number of days in the month, and changes to the Prime Rate or U.S. Base Rate (as the case may be).

(c)
Demand of Fixed Rate Term. If you have a Fixed Rate Term Loan and we make demand for payment, you will owe us (i) all outstanding principal, (ii) interest, (iii) any other amount due under this Agreement, and (iv) a prepayment charge. The prepayment charge is equal to the greater of three (3) months interest calculated on the unpaid balance at the rate authorized or the Bank’s Unwinding Costs.

ARTICLE 2 - DEFINITIONS

2.1. Definitions. In this Agreement, the following terms have the following meanings:
“Agreement” means the letter agreement between you and Canadian Western Bank to which this Schedule and any other Schedules are attached.

“Business Day” means any day (other than a Saturday or a Sunday) that the CWB Branch/Centre is open for business.

“Cash Collateral Account” means funds on deposit held by the Bank in an interest bearing account pending satisfaction of certain terms and/or conditions.

“Customer Automated Funds Transfer (CAFT)” is a WEB based service that provides non-personal customers the ability to make multiple electronic transactions for purposes of direct deposit for payroll or direct payment of accounts payable.

“CWB Branch/Centre” means the Canadian Western Bank branch or banking centre noted on the first page of this Agreement, as changed from time to time by agreement between the parties.

“Demand Non-Revolving Loan” means an installment loan that is payable upon demand. Such a Loan may be either at a fixed or a floating rate of interest.

“Fixed Rate Loan” means any loan drawn down, converted or extended under a Loan at an interest rate which was fixed for a term, instead of referenced to a floating rate such as the Prime Rate or U.S. Base Rate, at the time of such drawdown, conversion or extension.

“Intangibles” means assets of the business that have no value in themselves but represent value. They include such things as copyright, goodwill, patents and trademarks; franchises, licenses, leases, research and development costs, and deferred development costs.

“Lease-Up Reserve” means the amount of the Loan that is funded into a Cash Collateral Account pending lease-up of the Celebrations Casino in accordance with the Loan authorization.

“Letter of Credit” or “L/C” means a documentary or stand-by Letter of Credit, a Letter of Guarantee, or a similar instrument in form and substance satisfactory to us.

“Lien” includes a mortgage, charge, lien, security interest or encumbrance of any sort on an asset, and includes conditional sales contracts, title retention agreements, capital trusts and capital leases.

“Loan” means any loan facility referred to in the Agreement and if there are two or more facilitys, “Loan” includes reference to each facility.

“Loan Amount” of any Loan means the amount specified in the Agreement and if there are two or more facilitys, “Loan Amount” includes reference to each facility.

“Loan Maturity Date” means the date the loan is to be repaid or extended by for further term, at the option of the Bank.

“Mandatory Capital Expenditures” means net capital expenditures incurred by you not financed by long term debt. Net capital expenditures means all capitalized fixed asset purchases less fixed asset sales.

“Normal Course Lien” means a Lien that (a) arises by operation of law or in the ordinary course of business as a result of owning any such asset (but does not include a Lien given to another creditor or to secure debts owed to that Loan) and (b) taken together with all other Normal Course Liens, does not materially affect the value of the asset or its use in the business.

“Operating Account” means the account that you normally use for the day-to-day cash needs of your business, and may be either or both of a Canadian dollar and a U.S. dollar account.

“Postponed Debt” means any debt owed by you that has been formally postponed to the Bank.

“Prime Rate” means the variable reference rate of interest per year declared by the Bank from time to time to be its prime rate for Canadian dollar loans made by the Bank in Canada.

“Principal Sum” means the loan balance outstanding.

“Priority Claims” means priorities that are created when a CRA does not remit monies due for Income Tax, Workers Compensation, Canada Pension Plan, Employment Insurance, GST, Provincial Sales Tax, wage claims including unpaid holiday entitlement, unpaid utility bills and arrears of rent for business premises. These are considered to be deemed trust and rank in priority to all security interests.

“Purchase Money Lien” means a Lien incurred in the ordinary course of business only to secure the purchase price of an asset, or to secure debt used only to finance the purchase of the asset.

“Shareholders’ Equity” means paid-in capital, retained earnings and attributed or contributed surplus.

“Standard Overdraft Rate” means the variable reference interest rate per year declared by the Bank from time to time to be its standard overdraft rate on overdrafts in Canadian or U.S. dollar accounts maintained with the Bank in Canada.

“Tangible Net Worth” means the total Shareholders’ Equity, minus (a) amounts due from/investments in related parties, and the value of all intangibles, plus (b) all postponed debt.

“Unwinding Costs” means the costs the Bank incurs when a fixed rate loan is paid out early. The unwinding costs are based on an interest rate differential between the loan rate and the bid side yield for Government of Canada securities with the same maturity as the loan, for the remaining term of the loan at the time of repayment.

“U.S. Base Rate” means the variable reference rate of interest per year as declared by the Bank from time to time to be its base rate for U.S. dollar loans made by the Bank in Canada.

Canadian Western Bank

September 8, 2005

Century Resorts Alberta Inc.
1263 A Lake Plaza Drive
Colorado Springs, Colorado
80906

ATTENTION: Mr. Larry Hannappel

RE: Amendment to the August 3, 2005 Commitment to Provide Construction and Takeout Financing for the Development of the Celebrations Casino in Edmonton

Dear Sir:

The Canadian Western Bank is pleased to advise that we have authorized to the following revised terms and conditions to our August 3, 2005 Commitment Letter:

Amendment 1.0 - Guarantee -

The requirement for a $20,000,000.00 joint and several guarantee and postponement of claim from Century Casinos, Inc. and 746306 Alberta Ltd as detailed in Schedule A, item 6, shall be amended to a $20,000,000.00 guarantee and postponement of claim from Century Casinos, Inc.

All other terms and conditions of the August 3, 2005 Commitment Letter remain unchanged.

Yours truly,
CANADIAN WESTERN BANK

/s/ Wayne C. Dosman                                  /s/ Ken Arndt
Wayne C. Dosman                                       Ken Arndt
Assistant Vice President                            Assistant Vice President
and Branch Manager                                   Commercial Banking

Agreed to and Accepted this 10th  day of September A.D. 2005.

BORROWER: CENTURY RESORTS ALBERTA LTD.

PER: /s/ Larry Hannapppel
          September 9, 2005
          Larry Hannappel, Secretary

GUARANTOR: CENTURY CASINOS, INC.

PER: /s/ Peter Hoetzinger
          September 10, 2005
          Peter Hoetzinger, Vice Chairman and Co CEO

September 21, 2005

Century Resorts Alberta Inc.
1263 A Lake Plaza Drive
Colorado Springs, Colorado
80906

ATTENTION: Mr. Larry Hannappel

Dear Sir:

RE: Amendment to the August 3, 2005 Commitment to Provide Construction and Takeout Financing for the Development of the Celebrations Casino in Edmonton

The Canadian Western Bank is pleased to advise that we have authorized to the following revised terms and conditions to our August 3, 2005 Commitment Letter and the September 8, 2005 amendment to the August 3, 2005 Commitment Letter :

Amendment 1.0 - Non Merger Clause -

The Non Merger Clause contained on page 6 of the commitment letter, item number 21 shall be amended as follows;

The terms and conditions set out herein shall not be superseded by nor merge in and shall survive the execution, delivery and/or registration of any instruments of security or evidences of indebtedness granted by CRA hereafter, and the advancement of any funds by the Bank. In the event of a conflict between the security documents and the terms of this letter, the terms of the commitment letter and the amendments to the commitment letter shall govern.

Amendment 2.0 - Schedule “D” amendments -

The events of default shall be amended as follows;

f) any material adverse change occurs in the financial condition of CRA or any Guarantor;

g) any material adverse change occurs in the environmental condition of:

(i)   CRA, or
(ii)  any property, equipment, or business activities of CRA.

All other terms and conditions of the August 3, 2005 Commitment Letter and the September 8, 2005 amendment to the August 3, 2005 Commitment Letter remain unchanged.

Yours truly,
CANADIAN WESTERN BANK

/s/ Wayne C. Dosman                              /s/ Ken Arndt
Wayne C. Dosman                                   Ken Arndt
Assistant Vice President                        Assistant Vice President
and Branch Manager                               Commercial Banking

Agreed to and Accepted this 23rd day of September, A.D. 2005.

BORROWER: CENTURY RESORTS ALBERTA LTD.

PER: /s/ Larry Hannappel
          September 23, 2005
          Larry Hannappel, Secretary

GUARANTOR: CENTURY CASINOS, INC.

PER: /s/ Peter Hoetzinger
          September 23, 2005
          Peter Hoetzinger, Vice Chairman and Co CEO